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                                                                      EXHIBIT 99



                                                                        CONTACT:
                                                                   James H Price
                                                          Vice President-Finance
                                                                  (713) 658-9444


December 23, 1996


           SOUTHERN MINERAL REPORTS PRIVATE PLACEMENT OF COMMON STOCK



         HOUSTON-- Southern Mineral Corporation (NASDAQ:SMIN) today announced the private placement of 2,500,000 shares of the Company's common stock at $4.50 per share to institutional investors. Immediately following closing, the Company will register the shares in a shelf registration to be filed with the Securities and Exchange Commission. Proceeds from the offering of approximately $10,600,000, after related expenses, will reduce bank debt, fund the cost of future exploration and development projects and provide additional working capital for general corporate purposes. Morgan Keegan & Company, Inc. acted as placement agent for the Company in the issuance of the shares.

         "This placement is a major step for Southern Mineral Corporation," stated Steven H. Mikel, President. "We are positioning the Company to begin 1997 on strong financial footing to pursue acquisitions as well as exploration and development. This is another step in our plan to create market awareness of the Company, and we are pleased to have added over a dozen new institutional shareholders to our existing shareholder base."

         Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Gulf Coast, the Mid-continent and in Canada. The Company is listed on the NASDAQ SmallCap Market under the symbol SMIN.